Exhibit 10.1

FIRST AMENDMENT TO RESTRICTED STOCK AGREEMENT

This First Amendment to Restricted Stock Agreement (this “Amendment”) is made as of October 31, 2015 (the “Amendment Effective Date”), between Nathan’s Famous, Inc., a Delaware corporation (the “Company”), and Howard M. Lorber, (“Grantee”) and amends that certain Restricted Stock Agreement dated November 1, 2012 by and between the Company and Grantee (the “RSA”). All capitalized terms that are not defined in this Amendment shall have the meanings assigned to them in the RSA.

1. Effective as of the Amendment Effective Date,1(a)(iv) of the RSA shall be deleted and replaced in its entirety with the following:

“After December 16, 2015, the rights to an aggregate 40,000 Restricted Shares shall vest in Grantee.”

2. Except as expressly modified or amended in this Amendment, all of the terms, covenants, provisions, agreements and conditions of the RSA are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect. This Amendment may be amended only by a written agreement executed by each of the parties hereto. This Amendment shall not be binding on the Grantee and/or Company until accepted by Grantee and the Company and executed by a duly authorized officer of each of them. This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment dated as of the date first set forth above.

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff
Name: Eric Gatoff
Title: Chief Executive Officer

HOWARD M. LORBER

By:	/s/ Howard L. Lorber